Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF INCORPORATION OF BROADWAY FINANCIAL CORPORATION

Broadway Financial Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

1. The current name of the Corporation is Broadway Financial Corporation.

2. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 25, 1995.

3. The Board of Directors of the Corporation duly adopted resolutions pursuant to Section 242 of the General Corporation Law proposing this Amendment of the Corporation’s Amended and Restated Certificate of Incorporation and declaring the advisability of this Amendment to the Certificate of Incorporation and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Section A of Article FOURTH of the Certificate of Incorporation be and hereby is deleted in its entirety and the following is inserted in lieu thereof:

A.   Authorized Stock.  Effective as of 12:01 a.m. on November 1, 2023 (the “Effective Time”), a one-for-eight reverse stock split of the Corporation’s Class A common stock, $0.01 par value per share (the “Class A Common Stock”), Class B common stock, $0.01 par value per share (the “Class B Common Stock”), and Class C common stock, $0.01 par value per share (the “Class C Common Stock”) shall become effective, pursuant to which each eight shares of Class A Common Stock, eight shares of Class B Common Stock, and eight shares of Class C Common Stock issued or outstanding (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and nonassessable share of Class A Common Stock, Class B Common Stock, and Class C Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Class A Common Stock, Class B Common Stock or Class C Common Stock from and after the Effective Time (such reclassification and combination of shares, the “Reverse Stock Split”). The par value of the Class A Common Stock, Class B Common Stock, and Class C Common Stock following the Reverse Stock Split shall remain at $0.01 par value per share. No fractional shares of Class A Common Stock, Class B Common Stock or Class C Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Class A Common Stock, Class B Common Stock or Class C Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Class A Common Stock, Class B Common Stock or Class C Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive a cash payment equal to the fraction of a share of Class A Common Stock, Class B Common Stock or Class C Common Stock to which such holder would otherwise be entitled multiplied by the fair value per share of the Class A Common Stock, Class B Common Stock or Class C Common Stock immediately prior to the Effective Time as determined by the Board of Directors of the Corporation.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Class A Common Stock, Class B Common Stock or Class C Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Class A Common Stock, Class B Common Stock or Class C Common Stock after the Effective Time into which the shares formerly represented by such certificate have been reclassified (as well as the right to receive cash in lieu of fractional shares of Class A Common Stock, Class B Common Stock or Class C Common Stock after the Effective Time); provided, however, that each person of record holding a certificate that represented shares of Class A Common Stock, Class B Common Stock or Class C Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Class A Common Stock, Class B Common Stock or Class C Common Stock after the Effective Time into which the shares of Class A Common Stock, Class B Common Stock or Class C Common Stock formerly represented by such certificate shall have been reclassified.

The total number of shares of all classes of stock which this corporation shall have authority to issue is one hundred sixteen million (116,000,000), of which:  seventy-five million (75,000,000) shall be Class A Common Stock, par value $0.01 per share; fifteen million (15,000,000) shall be Class B Common Stock, par value $0.01 per share; twenty-five million (25,000,000) shall be Class C Common Stock, par value $0.01 per share; and one million (1,000,000) shall be serial preferred stock, par value $0.01 per share.

4. This Certificate of Amendment to the Certificate of Incorporation has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by its Chief Executive Officer this day of October 30, 2023.

/s/ Brian E. Argrett
Brian E. Argrett
Chief Executive Officer